UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 19, 2018

OneLife Technologies Corp.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-198068	N/A
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5005 Newport Dr.

Rolling Meadows, IL 60008

(Address of principal executive offices)

708-469-7378

(Registrant's telephone number, including area code)

N/A

(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. John R. Muchnicki has consented to act as the Chief Operating Officer and the Chief Financial Officer of OneLife Technologies Corp (the “Company”).

Mr. Muchnicki brings more than 25 years of experience in global business development, strategic financial planning and thought-leadership. Prior to his relationship with OneLife Technologies, from 2009-2014 John was President of Langenscheidt Publishing Group Inc., a $55 million publishing firm, a German-owned U.S. affiliate. From 2001-2009, he was Chief Operating Officer with Intellian Capital Advisors, a merchant banking firm, where he raised over $77 million on behalf of its clients, assisted in the market launch of several start-up companies, and acted as interim CEO, COO and CFO for several of its portfolio clients. From 1991 through 2000, Muchnicki was responsible for six successful turnarounds with companies operating in the medical data and scientific information industries. In particular, at Scientific America, he launched the first professional CD-ROM and in partnership with two hospital software companies, created the first in-hospital medical database for doctors to help with the diagnosis and treatment of patients. Mr. Muchnicki received his MBA from Columbia University in 1995, and BA cum laude, English/Theatre, Kean University in 1978.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1Resolutions of the Board of Directors of the Company for the appointment of John R. Muchnicki, March 19, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OneLife Technologies Corp.

Dated: March 26, 2018/s/ Robert Wagner

By: Robert Wagner

Its: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Document Description
99.1	Resolutions of the Board of Directors of the Company for the appointment of John R. Muchnicki, March 19, 2018.